Exhibit 5.1

[TRANSMERIDIAN EXPLORATION INCORPORATED LETTERHEAD]

September 10, 2007

Transmeridian Exploration Incorporated

5847 San Felipe, Suite 4300

Houston, Texas 77057

Ladies and Gentlemen:

I am the Vice President, General Counsel and Secretary of Transmeridian Exploration Incorporated, a Delaware corporation (the “Company”). This opinion is furnished to you, pursuant to the requirements of Form S-3 and Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Act”), in connection with the registration, pursuant to a registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Act, of the resale or other disposition from time to time, as set forth in the Registration Statement and the prospectus contained therein (the “Prospectus”), of up to 550,000 shares of the 20% Junior Redeemable Convertible Preferred Stock, par value $0.0006 per share, of the Company (“Preferred Stock”) and the shares of the common stock, par value $0.0006 per share, of the Company into which the Preferred Stock is convertible (“Common Stock”).

I have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as I have deemed appropriate for the purposes of this letter. I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to authentic original documents of all copies submitted to me as conformed and certified or reproduced copies.

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, I am of the opinion that such shares of Preferred Stock and such shares of Common Stock have been duly authorized by the Company and are (in the case of such shares that have been issued), or will be upon their issuance (in the case of such shares that are yet to be issued), validly issued, fully paid and non-assessable.

Transmeridian Exploration Incorporated

September 10, 2007

The opinions and other matters in this letter are qualified in their entirety and subject to the following:

A.	I express no opinion as to any constitutions, treaties, laws, rules or regulations or judicial or administrative decisions of any jurisdiction (“Laws”) other than (i) the federal Laws of the United States and (ii) the General Corporation Law of the State of Delaware.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of my name in the Prospectus under the caption “Legal Matters.” In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Nicolas J. Evanoff, Esq.
Nicolas J. Evanoff, Esq. Vice President, General Counsel and Secretary